Exhibit 12

                              LA QUINTA INNS, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in thousands, except ratios)




                                         Three Months
                                        Ended March 31                                Years Ended December 31
                                    -----------------------     -------------------------------------------------------------------
                                     1998          1997            1997         1996          1995           1994           1993
                                    --------      ---------     ----------    ---------      ---------      ---------      --------
Earnings (loss) before income
  taxes, extraordinary items
  and cumulative effect of
  accounting change (1)........      $30,700        $26,426      $137,489       $96,379        $82,994       $61,991       $31,836
Partners' equity in earnings...          204            233           860         1,499         10,227        11,406        12,965
Partners' equity in earnings
  of combined unincorporated
  ventures that do not have
  fixed charges................           --             --            --          (770)        (1,854)       (1,577)       (1,652)
Fixed charges..................       17,669         13,925        61,038        48,983         42,797        40,814        32,477
Interest capitalized...........       (3,204)        (2,120)       (9,645)       (5,429)        (1,313)         (889)           --
Amortization of capitalized
  interest.....................          280            240         1,035           893            803           772           799
                                    --------      ---------     ----------    ---------      ---------      ---------      --------
    Earnings as adjusted.......      $45,649       $38,704       $190,777      $141,555       $133,654      $112,517       $76,425
                                    ========      =========     ==========    =========      =========      =========      ========
Fixed charges:
  Interest on long-term debt
     (before capitalized
     interest).................      $17,333        $13,642       $59,793       $47,897        $41,734       $39,749       $31,366
  Portion of rental expense
     allocated to interest.....          336            283         1,245         1,086          1,063         1,065         1,111
                                    --------      ---------     ----------    ---------      ---------      ---------      --------
      Total fixed charges......      $17,669        $13,925       $61,038       $48,983        $42,797       $40,814       $32,477
                                    ========      =========     ==========    =========      =========      =========      ========
Ratio of earnings to fixed
   charges.....................         2.6x           2.8x          3.1x          2.9x           3.1x           2.8x          2.4x
                                    ========      =========     ==========    =========      =========      =========      ========



(1) The Years Ended December 31, 1996 and 1995, include a non-cash provision for premature retirement of assets totaling $18,076 and $12,630, respectively.